Exhibit 99.1
FOR IMMEDIATE RELEASE

October 29, 2026

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Third Quarter 2026 Operating Results

DALLAS, TEXAS, October 29, 2026 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $110.8 million for the quarter ended September 30, 2026. In comparison, for the quarters ended June 30, 2026 and September 30, 2025, the Bank reported net income of $123.5 million and $156.7 million, respectively. For the nine months ended September 30, 2026, the Bank reported net income of $356.2 million, as compared to $456.3 million for the nine months ended September 30, 2025.

Total assets at September 30, 2026 were $106.8 billion, compared with $107.8 billion at June 30, 2026 and $108.5 billion at December 31, 2025. Average total assets decreased from $111.8 billion and $113.5 billion for the quarter and nine months ended September 30, 2025 to $103.6 billion and $103.5 billion for the corresponding periods in 2026. The $1.0 billion decrease in total assets during the third quarter of 2026 was primarily attributable to a decrease in the Bank's short-term liquidity holdings ($3.7 billion), partially offset by increases in the Bank's advances ($2.1 billion), long-term investments ($0.4 billion) and mortgage loans held for portfolio ($0.2 billion). The $1.7 billion decrease in total assets during the nine months ended September 30, 2026 was primarily attributable to decreases in the Bank's advances ($1.3 billion) and long-term investments ($1.2 billion), partially offset by increases in the Bank's mortgage loans held for portfolio ($0.5 billion) and short-term liquidity holdings ($0.4 billion).

Advances totaled $49.5 billion at September 30, 2026, compared with $47.4 billion at June 30, 2026 and $50.8 billion at December 31, 2025. The Bank's mortgage loans held for portfolio totaled $7.1 billion at September 30, 2026, as compared to $6.9 billion at June 30, 2026 and $6.6 billion at December 31, 2025.

The carrying value of the Bank's long-term held-to-maturity securities portfolio, which is comprised of U.S. agency residential mortgage-backed securities (MBS), totaled $2.3 billion at September 30, 2026, as compared to $0.9 billion at June 30, 2026 and $1.0 billion at December 31, 2025. The carrying value of the Bank's long-term available-for-sale securities portfolio, which is substantially comprised of U.S. agency commercial MBS, totaled $16.8 billion at September 30, 2026, as compared to $17.8 billion at June 30, 2026 and $19.3 billion at December 31, 2025.

The Bank's short-term liquidity holdings are typically comprised of overnight interest-bearing deposits, overnight federal funds sold, overnight reverse repurchase agreements, U.S. Treasury Bills, U.S. Treasury Notes and, from time to time, may also include cash held at the Federal Reserve. At September 30, 2026, June 30, 2026 and December 31, 2025, the Bank's short-term liquidity holdings totaled $30.7 billion, $34.4 billion and $30.3 billion, respectively.

The Bank's retained earnings increased to $3.473 billion at September 30, 2026 from $3.396 billion at June 30, 2026 and $3.227 billion at December 31, 2025. On September 23, 2026, dividends were paid on Class B-1 Stock and Class B-2 Stock at annualized rates of 3.72 percent and 4.72 percent, respectively.

Additional selected financial data as of and for the quarter and nine months ended September 30, 2026 (and, for comparative purposes, as of June 30, 2026 and December 31, 2025, and for the quarters ended June 30, 2026 and September 30, 2025 and the nine months ended September 30, 2025) is set forth below. Further discussion and analysis regarding the Bank's results will be included in its Form 10-Q for the quarter ended September 30, 2026 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced funding solutions, liquidity, and other credit products to approximately 780 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter and Nine Months Ended September 30, 2026
(Unaudited, in thousands)

	September 30, 2026	June 30, 2026	December 31, 2025
Selected Statement of Condition Data:

Assets
Investments (1)	$49,825,230	$53,023,732	$50,656,003
Advances	49,516,673	47,410,991	50,820,106
Mortgage loans held for portfolio, net	7,055,910	6,909,890	6,555,131
Cash and other assets	400,807	423,857	480,775
Total assets	$106,798,620	$107,768,470	$108,512,015

Liabilities
Consolidated obligations
Discount notes	$36,502,700	$40,033,146	$40,185,289
Bonds	60,031,775	55,899,046	57,885,556
Total consolidated obligations	96,534,475	95,932,192	98,070,845
Mandatorily redeemable capital stock	84,310	85,231	7,967
Other liabilities	3,312,045	4,955,533	3,663,332
Total liabilities	99,930,830	100,972,956	101,742,144
Capital
Capital stock — putable	3,161,332	3,132,498	3,338,359
Retained earnings	3,473,001	3,396,340	3,227,044
Total accumulated other comprehensive income	233,457	266,676	204,468
Total capital	6,867,790	6,795,514	6,769,871
Total liabilities and capital	$106,798,620	$107,768,470	$108,512,015

Total regulatory capital (2)	$6,718,643	$6,614,069	$6,573,370

	For the	For the	For the	For the	For the
	Quarter Ended	Quarter Ended	Quarter Ended	Nine Months Ended	Nine Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Selected Statement of Income Data:
Net interest income (3)	$164,585	$169,373	$203,687	$505,021	$585,467
Other income	1,405	9,095	15,224	12,269	43,744
Other expense
Operating expense	28,828	31,663	30,095	90,335	86,937
Voluntary grants, subsidies, donations and AHP contributions	10,300	5,415	9,964	19,408	20,883
Other	3,635	4,019	4,719	11,389	14,324
AHP assessment	12,425	13,870	17,415	39,978	50,729
Net income	$110,802	$123,501	$156,718	$356,180	$456,338

(1)    Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.
(2)    As of September 30, 2026, June 30, 2026 and December 31, 2025, total regulatory capital represented 6.29 percent, 6.14 percent and 6.06 percent, respectively, of total assets as of those dates.
(3)    Net interest income is net of the provision for credit losses.

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